SUB-ITEM 77Q1(e): Investment Advisory Agreement
The India Fund, Inc.



THE INDIA FUND, INC.

MANAGEMENT AGREEMENT
DATED AS OF DECEMBER 19, 2011


   AGREEMENT between The India Fund, Inc. (the "Fund"), a
Maryland corporation registered under the Investment Company
Act of 1940, as amended (the "1940 Act"), and Aberdeen Asset
Management Asia Limited, a Singapore corporation (the
"Investment Manager").

   WHEREAS, the Fund is a closed-end management investment company; and

   WHEREAS, the Fund engages in the business of investing its assets in the manner and in accordance with its stated current investment objective and restrictions;

   WHEREAS, the Fund desires to retain the Investment Manager to furnish certain investment advisory services, as described herein;

   WHEREAS, the Investment Manager represents that it is willing and possesses legal authority to render such services subject to the terms and conditions set forth in this Agreement.

   NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.   Obligations.

   1.1 The Investment Manager will manage, in accordance with the Fund's stated investment objective, policies and limitations and subject to the supervision of the Fund's Board of Directors, the Fund's investments and will make investment decisions on behalf of the Fund including the selection of and placing of orders with brokers and dealers to execute portfolio transactions on behalf of the Fund. The Investment Manager shall give the Fund the benefit of the Investment Manager's best judgment and efforts in rendering services under this Agreement.

   1.2 The Fund will pay the Investment Manager a fee at the annual rate of (i) 1.10% of the Fund's average weekly Managed Assets for the first $500 million of average weekly Managed Assets; (ii) 0.90% for average weekly Managed Assets of the next $500 million; (iii) 0.85% for average weekly Managed Assets of the next $500 million; and (iv) 0.75% for average weekly Managed Assets in excess of $1.5 billion. For purposes of this calculation, "Managed Assets" of the Fund shall mean total assets of the Fund, including any assets attributable to investment leverage, minus all liabilities, but not excluding any liabilities or obligations attributable to leverage obtained by the Fund for investment purposes through (i) the issuance or incurrence of indebtedness of any type (including, without limitation, borrowing through a credit facility or the issuance of debt securities), (ii) the issuance of preferred stock or other similar preference securities, and/or (iii) any other means, but not including any collateral received for securities loaned by the Fund. Such compensation shall be determined at the end of each week and payable at the end of each calendar month.

   1.3 In rendering the services required under this Agreement, the Investment Manager may, at its expense, employ, consult or associate with itself such person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement. However, the Investment Manager may not retain any person or company that would be an "investment adviser," as that term is defined in the 1940 Act, to the Fund unless (i) the Fund is a party to the contract with such person or company and (ii) such contract is approved by a majority of the Fund's Board of Directors and a majority of Directors who are not parties to any agreement or contract with such person or company and who are not "interested persons," as defined in the 1940 Act, of the Fund, the Investment Manager, or any such person or company retained by the Investment Manager, and is approved by the vote of a majority of the outstanding voting securities of the Fund to the extent required by the 1940 Act.

   2. Expenses. The Investment Manager shall bear all expenses of its employees, except as provided in the following sentence, and overhead incurred in connection with its duties under this Agreement and shall pay all salaries and fees of the Fund's Directors and officers who are interested persons (as defined in the 1940 Act) of the Investment Manager or its affiliates. The Fund will bear all of its own expenses, including: listing expenses; fees of the Fund's Directors who are not interested persons (as defined in the 1940 Act) of any other party; out-of-pocket expenses for all Directors and officers of the Fund, including travel expenses incurred by the Investment Manager's employees or employees of the Investment Manager's affiliates, who serve as Directors and officers of the Fund, or a fraction thereof, to the extent such expenses relate to attendance at meetings of Directors and shareholders; and other expenses incurred by the Fund in connection with meetings of Directors and shareholders; interest expense; taxes and governmental fees including any original issue taxes or transfer taxes applicable to the sale or delivery of shares or certificates therefor; brokerage commissions and other expenses incurred in acquiring or disposing of the Fund's portfolio securities; expenses in connection with the issuance, offering, distribution, sale or underwriting of securities issued by the Fund; expenses of registering and qualifying the Fund's shares for sale with the Securities and Exchange Commission and in various states and foreign jurisdictions; auditing, accounting, insurance and legal costs; custodian, dividend disbursing and transfer agent expenses; and the expenses of shareholders' meetings and of the preparation and distribution of proxies and reports to shareholders.

   3. Best Execution; Research Services. The Investment Manager is authorized, for the purchase and sale of the Fund's portfolio securities, to employ such dealers and brokers as may, in the judgment of the Investment Manager, implement the policy of the Fund to obtain the best results, taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm's general execution and operational facilities and the firm's risk in positioning the securities involved. Consistent with this policy, the Investment Manager is authorized to direct the execution of the Fund's portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Investment Manager to be useful or valuable to the performance of its investment advisory functions for the Fund. It is understood that in these circumstances, as contemplated by Section 28(e) of the Securities Exchange Act of 1934, as amended, the commissions paid may be higher than those which the Fund might otherwise have paid to another broker if those services had not been provided. Information so received will be in addition to and not in lieu of the services required to be performed by the Investment Manager. It is understood that the expenses of the Investment Manager will not necessarily be reduced as a result of the receipt of such information or research. Research services furnished to the Investment Manager by brokers who effect securities transactions for the Fund may be used by the Investment Manager in servicing other investment companies and accounts which it manages. Similarly, research services furnished to the Investment Manager by brokers who effect securities transactions for other investment companies and accounts which the Investment Manager manages may be used by the Investment Manager in servicing the Fund. It is understood that not all of these research services are used by the Investment Manager in managing any particular account, including the Fund.

   4.	Liability. The Investment Manager shall not be
liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.

   5. Services Not Exclusive. It is understood that the services of the Investment Manager are not deemed to be exclusive, and nothing in this Agreement shall prevent the Investment Manager or any affiliate, from providing similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities. When other clients of the Investment Manager desire to purchase or sell a security at the same time such security is purchased or sold for the Fund, such purchases and sales will be allocated among the Investment Manager's clients, including the Fund, in a manner that is fair and equitable in the judgment of the Investment Manager in the exercise of its fiduciary obligations to the Fund and to such other clients.

   6. Duration and Termination. This Agreement shall be effective as of the date first above written and continue for a two year period. Thereafter, the Agreement shall continue for successive periods of twelve months, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Fund's Board of Directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and either (a) the vote of a majority of the outstanding voting securities of the Fund, or (b) the vote of a majority of the Fund's entire Board of Directors. Notwithstanding the foregoing, this Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by a vote of a majority of the Fund's Board of Directors or a majority of the outstanding voting securities of the Fund upon at least sixty (60) days' written notice to the Investment Manager or by the Investment Manager upon at least ninety (90) days' written notice to the Fund. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

   7. Representations of the Investment Manager. The Investment Manager represents and warrants that it is duly registered as an investment adviser with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended, and holds all other registrations, licenses, authorizations, permits, and permissions necessary to conduct its activities hereunder, including a Capital Markets Services Licence issued by with the Monetary Authority of Singapore, and will promptly advise the Fund of any change or prospective change in the status of those registrations.

   8.  Proxy Voting.   The Investment Manager may exercise or
procure the exercise of any voting rights or other powers and discretion conferred on the registered holder or the beneficial owner of any securities in the Fund.

   9.   Miscellaneous.

   9.1 This Agreement shall be construed in accordance with the laws of the State of New York, provided that nothing herein shall be construed as being inconsistent with the 1940
Act and any rules, regulations and orders thereunder.

    9.2	 This Agreement may not be amended by either party
hereto without the prior written consent of the other party.

    9.3 Any notice hereunder shall be in writing and shall be delivered in person, by facsimile or electronic mail to the parties at the addresses set forth below:

       If to the Fund:
         The India Fund, Inc.
         c/o Aberdeen Asset Management Inc.
         1735 Market Street, 32nd Floor
         Philadelphia, PA  19103
         Attn: Legal
         Tel: 215-405-5700
         Fax:  866-291-5760
         E-mail:  legal.us@aberdeen-asset.com

       If to the Investment Manager:
         Aberdeen Asset Management Asia Limited
         21 Church Street, #01-01
         Capital Square Two
         Singapore 049480
         Attn:  Legal
         Tel: +65 6395 2700
         Fax: +65 6538 1308
         Email: legal.singapore@aberdeen-asset.com

       With a copy to:
         Aberdeen Asset Management Inc.
         1735 Market Street, 32nd Floor
         Philadelphia, PA  19103
         Attn: Legal
         Tel: 215-405-5700
         Fax:  866-291-5760
         E-mail:  legal.us@aberdeen-asset.com

    Or to such other address as to which the recipient shall have informed the other party in writing or by electronic mail from time to time.

   9.4 The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

   9.5 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to that extent, the provisions of this Agreement shall be deemed to be severable.

   9.6 Nothing herein shall be construed as constituting the Investment Manager an agent of the Fund.

   9.7 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.



   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year first above written.

THE INDIA FUND, INC.


By:
	Name:
	Title:

ABERDEEN ASSET MANAGEMENT ASIA LIMITED


By:
	Name:
	Title: